Exhibit 10.10

BUSINESS PROTECTION AGREEMENT

THIS BUSINESS PROTECTION AGREEMENT (“Agreement”) is entered into this       day of              , 20   , by and between KP SPORTS, INC. dba UNDER ARMOUR PERFORMANCE APPAREL (“Under Armour” or the “Company”) and                               (“Employee”).

WHEREAS, the Employee acknowledges that, due to the nature of the Employee’s relationship with Under Armour and its affiliates, the Employee will have access to and will acquire, and may assist in developing confidential and proprietary information relating to the business and operations of Under Armour and its affiliates; and the Employee acknowledges that such information will be of central importance to the business of Under Armour and its affiliates, and that disclosure of any such information to, or its use by, others could cause substantial harm or loss to Under Armour and to its affiliates; the Employee and Under Armour also recognize that an important part of the Employee’s duties will be to develop good will for Under Armour and its affiliates through personal contact with others having business relationships with Under Armour and its affiliates, and that there is a danger that this good will, a proprietary asset of Under Armour and its affiliates, may be damaged if and when the Employee’s relationship with Under Armour is terminated; the Employee further acknowledges that his/her continued employment with Under Armour is based on the Employee’s agreement to abide by the covenants contained herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.                                       Confidential Information.  Employee acknowledges and agrees that the Employee’s relationship with Under Armour shall of necessity, provide the Employee with specialized knowledge concerning Under Armour, which, if used for the benefit of others or disclosed to others could cause serious harm to Under Armour.  Accordingly, the Employee covenants that the Employee shall not at any time, directly or indirectly, use, disclose to others, or permit the use by or disclosure to others of, any Confidential Information (as hereinafter defined) without the written consent of the President of Under Armour and except as expressly provided herein.  While engaged as an employee of Under Armour, the Employee may use Confidential Information only for the purpose that is necessary to the carrying out of the Employee’s duties as set forth herein or assigned to him by the Company, and the Employee may not make use of any Confidential Information after he is no longer an employee of the Company.

“Confidential Information” means all confidential and/or proprietary information and trade secrets, whether oral, written, computerized, digitized or otherwise, regarding Under Armour and its business, including, without limiting the generality of the foregoing, information regarding Under Armour’s intellectual property and technology (whether owned or licensed), patents and patent applications, research and development, inventions, systems, system configurations, equipment, software, programs, Internet and website matters, engineering data and specifications, technical knowledge, know-how, techniques, manuals, look and feel, products, sales and marketing, costs, prices, earnings, business plans, financial information and forecasts, customer lists, prospects, contracts, business arrangements, operating policies and procedures, methods of operation and business strategies, regardless of whether or not such information is deemed “trade secrets” under Maryland law.  Confidential Information also includes the names and addresses of Under Armour’s employees and other information that is unavailable from directories or other public sources.  Confidential Information does not include information that (i) becomes generally available to the public other than as a result of disclosure by the Employee in violation of this Agreement, or (ii) is required to be disclosed by legal process or applicable law.

2.                                       Solicitation of Customers.  Unless waived in writing by Under Armour, Employee agrees that he/she will not, directly or indirectly, during the term of Employee’s employment with Under Armour and for an additional period of one (1) year thereafter, directly or indirectly, voluntarily or involuntarily, either as proprietor, stockholder, partner, officer, employee or otherwise, aid, solicit or endeavor to solicit or accept any business from, or do any work relating to previously identified potential customers or for any customers who during the twelve (12) months immediately preceding the cessation of Employee’s employment had been customers of Under Armour, or disclose to any person or business entity of any kind the names or address of any such customers or potential customers; or directly or indirectly request, suggest or encourage any such customers or potential customers to withdraw or cancel any of their business or refuse to continue to do business with Under Armour.  Nothing herein shall prevent Employee from soliciting, accepting business from or doing work for a former customer of Under Armour with respect to services which do not compete with the services offered by Under Armour as of the date of the cessation of employment.

3.                                       Solicitation of Employees.  Employee agrees that he will not, during the term of his/her employment with Under Armour and for a period of one (1) year following the termination of his employment (“Restricted Period”), either voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons not now parties to this Agreement, aid or endeavor to solicit, employ, or engage any person who is, or who was at any time during the Restricted Period, an employee, consultant or representative of Under Armour, or encourage or induce such person to leave their employment or service with Under Armour in order to accept employment of any kind with any other person, firm, partnership or corporation with which Employee is or may become associated.  Establishing the precise amount of damages for breach of this provision might be difficult.  For that reason, in the event of a breach of this Subsection 3, for each person about whom the Employee has provided information or directly solicited in violation of this provision, liquidated damages for such violation shall be the amount of the annual salary of that person at the Company.

4.                                       Required Modification.  The parties agree that to the extent that any provision or portion of Sections 2 and 3 of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the parties further agree that any court of competent jurisdiction shall, and the parties hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

5.                                       Acknowledgements.  Employee hereby acknowledges and agrees that the restrictions contained in Sections 2 through 4 hereof regarding geographical scope, length of term and types of activities restricted are reasonable; and the Employee has no intention of competing with the Company within such limitations.

6.                                       Inventions, Works and Intellectual Property.

(a)                                  Inventions and Works.  The Employee acknowledges and agrees that all inventions, software, prototypes, discoveries, developments, derivatives, and improvements (“Inventions”) and all works of original authorship or images that are fixed in any tangible medium of expression and all copies thereof (“Works”), whether or not copyrightable, patentable, protectable as trademarks, or otherwise protectable as a mask work, including but not limited to processes, methods, formulas and techniques, as well as improvements thereof and know-how related thereto, names, designs or logos, which are designed, created or developed by the Employee, solely or in conjunction with others, during the period of employment and related to or used or useable in connection with the business of Under Armour, whether or not developed on Under Armour premises or during normal Under Armour’s business hours, and all Confidential Information relating thereto (collectively, with the Inventions and Works, the “Intellectual Property”), are made and conceived for the benefit of Under Armour and are the exclusive property of Under Armour.

(b)                                 Assignment of Inventions; Works for Hire.  The Employee hereby assigns to Under Armour (or its nominee) any and all interest that he has now, or may have in the future, in any Intellectual Property, and upon request shall execute documents to further evidence such assignment.  To the extent Works are deemed Works Made for Hire as defined and used in the Copyright Act of 1976, 17 U.S.C. § 1 et seq., the Employee recognizes and acknowledges that Works shall be done as “works made for hire”.  The Employee shall promptly notify Under Armour or its nominee upon the design, creation or development of any and all Inventions and Works.  At Under Armour’s request, the Employee shall execute and deliver to Under Armour all documents or instruments that may be necessary to secure or perfect Under Armour’s title to or interest in the Inventions and Works, including but not limited to United States and foreign applications for letters of patents and extensions, continuations or reissues thereof, applications for copyrights and documents, or instruments of assignment or transfer.  Such obligations shall continue beyond termination of employment with respect to Works and Inventions designed, created or developed by the Employee during the period of employment hereunder, and shall be binding upon the Employee’s heirs, assigns, executors, administrators and other representatives.  The Employee shall render all assistance that Under Armour may require in any US or foreign patent office and trademark or copyright office proceeding or litigation involving such Inventions or Works without charge to Under Armour other than reasonable payment for time involved in the event the Employee is no longer employed by Under Armour.

(c)                                  Power of Attorney.  In the event that Under Armour is unable for any reason to secure the Employee’s signature to any lawful and necessary document required to apply for or execute any patent or copyright, or other applications respecting the Intellectual Property or other work relating to the services provided by the Employee (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), the Employee hereby irrevocably designates and appoints Under Armour and its officers and agents as his/her agents and attorneys-in-fact to act for and in his/her behalf and instead of the Employee, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights and/or other rights thereon with the same legal force and effect as if executed by the Employee.

(d)                                 Warranty.  The Employee represents and warrants to Under Armour that all Inventions and Works are the original creations of the Employee, and are free and clear of any encumbrances, liens or claims of ownership by a third party.

7.                                       Duty to Return Corporation Property.  Employee agrees that immediately upon cessation of his employment with the Company, Employee will return to Under Armour all Confidential Information and all other materials in his/her possession or control relating to the business of Under Armour such as, but not limited to, customer lists, vendor lists, pricing information, manuals, computer programs, correspondence, whether written or stored on computerized medium, as well as copies of all such materials in any form (e.g., diskettes).  The Employee shall not take any action to preserve or regain access to such information through any means, including but not limited to access to Under Armour’s facilities or through a computer or other digital or electronic means, and shall pay all amounts due, owing or otherwise payable by the Employee to Under Armour.  The Employee expressly authorizes Under Armour to withhold any amounts payable to the Employee, including for wages, compensation, reimbursement and otherwise until the Employee has complied with this Section 7.

8.                                       Non-Employment Agreement.  The parties recognize and agree that this Agreement is not an Employment Agreement and that the relationship between the parties remains at-will.  This Agreement supersedes all previous agreements and understandings between the parties.

9.                                       Remedies for Breach.  In addition to any other remedy available at law, in the event of a breach or a threatened breach by the Employee of the provisions of this Agreement, Under Armour will be entitled to an injunction and/or temporary restraining order restraining the Employee from such breach or threatened breach or specifically enforce this Agreement.  Employee agrees to indemnify and hold harmless Under Armour from all damages and costs and expenses, including reasonable attorney’s fees, relating to the Employee’s breach or threatened breach.   Such fee shall include the standard hourly fees charged by counsel for Under Armour.  Nothing in this Agreement nor in pursuing the injunctive remedy will be construed as prohibiting Under Armour from pursuing any other remedies available to it for a breach or threatened breach, including, but not limited to, any fees, costs, losses, expenses, damages or other monetary remedy available at law or in equity.

10.                                 Amendments and Termination:  Entire Agreement.  This Agreement may not be amended or terminated except by a writing executed by all the parties hereto.  This Agreement constitutes the entire agreement of Under Armour and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

11.                                 Governing Laws and Forum.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Maryland.  The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the Maryland courts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

KP Sports, Inc. dba Under Armour Performance Apparel

By:
Kevin Plank, President

Employee